UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                             V.I. TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    917920100
                      -------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP NO. 917920100


---------- ---------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 New York Blood Center, Inc.
                 13-1949477

--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                 Not Applicable
                                                               (a)  |_|
                                                               (b)  |_|
--------------------------------------------------------------------------------
     3     SEC USE ONLY



--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York

--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER

  NUMBER OF                     2,359,704 shares

   SHARES       ----------------------------------------------------------------
                    6     SHARED VOTING POWER
BENEFICIALLY
                                None
  OWNED BY
                ----------------------------------------------------------------
    EACH            7     SOLE DISPOSITIVE POWER

  REPORTING                     2,359,704 shares

   PERSON       ----------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER
    WITH
                                None

--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,359,704 shares

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 Not Applicable

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 10.5% (as of June 30, 2001)

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                 CO

--------------------------------------------------------------------------------

ITEM 1.
      (a)   Name of Issuer:

            V.I. Technologies, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            134 Coolidge Avenue
            Watertown, Massachusetts 02472


ITEM 2.
      (a)   Name of Person Filing:

            New York Blood Center, Inc.

      (b)   Address of Principal Business Office or, if none, Residence:

            310 East 67th Street
            New York, New York 10021

      (c)   Citizenship:

            New York

      (d)   Title of Class of Securities:

            Common Stock, $.01 par value

      (e)   CUSIP Number:

            917920100


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      Not Applicable

ITEM 4. OWNERSHIP

      (a)   Amount beneficially owned

            2,359,704

      (b)   Percent of class:

            10.5% (as of June 30, 2001)

      (c)   Number of shares as to which such person has:


            (i)   Sole power to vote or to direct the vote: 2,359,704 shares

            (ii)  Shared power to vote or to direct the vote: None

            (iii) Sole power to dispose or to direct the disposition of:
                  2,359,704 shares

            (iv)  Shared power to dispose or to direct the disposition of: None


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10. CERTIFICATION

      Not Applicable





      SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             September 10, 2001

                                             NEW YORK BLOOD CENTER, INC.

                                             By: /S/ LARRY HANNIGAN
                                                 -------------------------------
                                                 Name: Larry Hannigan
                                                 Title: Chief Financial Officer